EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DISH DBS Corporation:

We consent to the use of our report dated March 6, 2013 with respect to the consolidated balance sheets of DISH DBS Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
July 19, 2013